Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Realty Income Corporation:

We consent to the use of our reports dated February 21, 2006, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2005 and 2004, and the related statements of income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement Schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
April 11, 2006